Exhibit 4.6

FINAL VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

GLOBAL CORD BLOOD CORPORATION,

CELLENKOS, INC.

AND

VYSERION LIMITED

April 29, 2022

TABLE OF CONTENTS

Page

Article 1 Sale and Purchase of Common Stock and assignment of warrant		1

1.1	Sale and Purchase of Common Stock	1
1.2	Assignment of Warrant	1

Article 2 PURCHASE PRICE; treatment of company optionS		2

2.1	Purchase Price	2
2.2	Closing Payments and Issuances	2
2.3	Treatment of Company Options	2

Article 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		3

Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER		3

Article 5 REPRESENTATIONS AND WARRANTIES OF Buyer		3

Article 6 CERTAIN COVENANTS		3

6.1	Certain Actions to Close Transactions	3
6.2	Pre-Closing Conduct of Business by Seller	4
6.3	Pre-Closing Conduct of Business by the Company	4
6.4	Further Assurances	6
6.5	Confidentiality and Publicity	6
6.6	Certain Tax Matters	8
6.7	Releases	8
6.8	No Shop	8
6.9	Certain Actions by Buyer	9

Article 7 CLOSING; CLOSING DELIVERIES; TERMINATION		9

7.1	Closing	9
7.2	Closing Deliveries by Seller	10
7.3	Closing Deliveries by Buyer	10
7.4	Termination of Agreement	10
7.5	Effect of Termination	11

Article 8 CONDITIONS TO OBLIGATIONS TO CLOSE		12

8.1	Conditions to Obligation of Buyer to Close	12
8.2	Conditions to Obligation of Seller to Close	13

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Article 9 NON-SURVIVAL		14

9.1	Non-Survival	14

Article 10 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		14

10.1	Notices	14
10.2	Expenses	15
10.3	Interpretation; Construction	15
10.4	Parties in Interest; Third-Party Beneficiaries	16
10.5	Governing Law, Jurisdiction, Venue	16
10.6	Entire Agreement; Amendment; Waiver	16
10.7	Assignment; Binding Effect	17
10.8	Severability; Blue-Pencil	17
10.9	Counterparts	17
10.10	Specific Performance	17

Article 11 CERTAIN DEFINITIONS		17

SCHEDULE 1 Particulars	Schedule 1

SCHEDULE 2 REPRESENTATIONS AND WARRANTIES OF COMPANY	Schedule 2

SCHEDULE 3 REPRESENTATIONS AND WARRANTIES OF SELLER	Schedule 3

SCHEDULE 4 REPRESENTATIONS AND WARRANTIES OF Buyer	Schedule 4

SCHEDULE 5 REGISTRATION RIGHTS	Schedule 5

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into and effective as of April 29, 2022 by and among Global Cord Blood Corporation, a Cayman Islands exempted company (“Buyer”), Cellenkos, Inc., a Delaware corporation (the “Company”), and Vyserion Limited (“Seller”).

Recitals

A.            Seller owns as of the date hereof a number of Common Stock as described in Schedule 1.

B.            Seller intends to sell to Buyer, and Buyer intends to purchase from Seller, all of the Common Stock owned by Seller as of the Closing Date (the “Sale Stock”).

C.            Seller intends to assign to Buyer all of its rights and obligations under the Stock Purchase Warrant dated as of September 15, 2016 issued by the Company to Seller (as amended by an amendment to stock purchase warrant entered into by and between Seller and the Company dated as of March 2, 2020, the “Warrant”).

D.            Contemporaneously with the Parties’ execution and delivery of this Agreement, Seller has executed and delivered to Buyer that certain Lock-up Letter (the “Lock-up Letter”).

E.            On or about the date hereof, certain other shareholders of the Company are entering into certain other share purchase agreements with Buyer and/or Cellenkos Holdings L.P. in relation to the sale and purchase of Common Stock owned by such other shareholders (the “Other SPAs”).

Agreement

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement, each Party hereby agrees as follows:

Article 1

Sale and Purchase of Common Stock and assignment of warrant

1.1            Sale and Purchase of Common Stock. Upon and subject to the terms herein, at Closing, Seller will sell, assign and transfer to Buyer, and Buyer will purchase from Seller, all of the Sale Stock, free and clear of all Encumbrances (other than restrictions imposed by securities laws applicable to securities generally).

1.2            Assignment of Warrant. As of the date hereof, Seller has the right to subscribe for and purchase from the Company up to 1,250,000 duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock pursuant to the terms of the Warrant. Upon and subject to the terms herein, at Closing, Seller will assign to Buyer all of its rights and obligations under the Warrant, free and clear of all Encumbrances (the “Warrant Assignment”).

Article 2

PURCHASE PRICE; treatment of company optionS

2.1            Purchase Price. Upon and subject to the terms herein, Buyer will issue to Seller the Closing Equity Consideration pursuant to Section 2.2 as consideration for the Sale Stock and the Warrant Assignment.

2.2            Closing Payments and Issuances . Upon and subject to the terms herein, at Closing, Buyer will issue and deliver to Seller, in Seller’s name, in book entry, the Closing Equity Consideration set forth in Schedule 1 attached hereto, free and clear of all Encumbrances (other than those arising under securities laws and pursuant to the Lock-up Letter).

2.3            Treatment of Company Options.

(a)            At Closing, by virtue of the transactions contemplated herein and without any action on the part of the holder of a Company Option:

(i)	each unvested Company Option that is outstanding as of the Closing Date shall accelerate and vest in full;

(ii)	after giving effect to Section 2.3(a)(i) above, each Company Option that is outstanding and unexercised as of the Closing Date, shall be assumed by Buyer and automatically converted into an option to acquire Buyer Ordinary Shares (each, an “Assumed Option”) under the Replacement Option Plan equal to the product of (A) the number of shares of Class B Common Stock that were subject to the corresponding Company Option immediately prior to Closing, multiplied by 8.1456 (subject to prorated adjustment in case of any declaration or payment of a dividend on outstanding Buyer Ordinary Shares in Buyer Ordinary Shares or distribution to all holders of outstanding Buyer Ordinary Shares in Buyer Ordinary Shares, or a split or subdivision of all outstanding Buyer Ordinary Shares or a reverse stock split or combination of all outstanding Buyer Ordinary Shares into a smaller number of Buyer Ordinary Shares, in each case prior to the Closing (“Prorated Adjustment”)), with an exercise price per Buyer Ordinary Share subject to the Assumed Option equal to the exercise price per share of Class B Common Stock for which the corresponding Company Option was exercisable immediately prior to Closing divided by 8.1456 (subject to Prorated Adjustment), and rounded up to the nearest whole cent. As of immediately prior to Closing, each Company Option shall be automatically terminated and cancelled and shall no longer be outstanding, and each holder of such Company Option shall cease to have any rights with respect thereto, except the right to receive the Assumed Option contemplated by this Section 2.3;

(iii)	the exchange of Company Options for corresponding Assumed Options is intended to satisfy the requirements of Treasury Regulations Section 1.424-1 and of Treasury Regulations Section 1.409A-1(b)(5)(v)(D), in each case, to the extent applicable;

(iv)	each Assumed Option shall be subject to the terms and conditions as to exercisability and forfeiture as the corresponding Company Option as in effect on the date of this Agreement, as amended or superseded by the applicable lock-up letter delivered by the holder of such Company Option to Buyer on or prior to Closing; and

(v)	prior to the Closing, the Company shall take all necessary or appropriate actions to authorize and implement the transactions set forth in this Section 2.3 relating to the treatment of the Company Options.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to Buyer that each of the representations and warranties set forth in Schedule 2 is true and correct as of the date of this Agreement and as of the Closing Date (except for any such representation and warranty that is expressly stated to be as of a specific date, in which case as of such specific date).

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that each of the representations and warranties set forth in Schedule 3 is true and correct as of the date of this Agreement and as of the Closing Date (except for any such representation and warranty that is expressly stated to be as of a specific date, in which case as of such specific date).

Article 5

REPRESENTATIONS AND WARRANTIES OF Buyer

Buyer hereby represents and warrants to Seller that each of the representations and warranties set forth in Schedule 4 is true and correct as of the date of this Agreement and as of the Closing Date (except for any such representation and warranty that is expressly stated to be as of a specific date, in which case as of such specific date).

Article 6

CERTAIN COVENANTS

6.1            Certain Actions to Close Transactions. Subject to the terms of this Agreement, each Party will use its reasonable best efforts to fulfill, and to cause to be satisfied, the conditions in Article 8 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing.

6.2            Pre-Closing Conduct of Business by Seller. Prior to the Closing, Seller will not sell, assign, transfer, or grant any rights with respect to the Sale Stock or the Warrant, except pursuant to the Transaction Documents.

6.3            Pre-Closing Conduct of Business by the Company.

(a)            Prior to the Closing, the Company will use its commercially reasonable efforts to (i) conduct its businesses in the Ordinary Course of Business, (ii) preserve the present business operations, organization and goodwill of the Company, (iii) keep available the services of its officers and key employees, and (iv) maintain existing relationships with material suppliers, customers, distributors, marketers, and others having material business relationships with it, and will not, except with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)	(A) issue any Common Stock or other security of the Company or right (including any option, warrant, put or call) to any such Common Stock or other security of the Company (other than in connection with any exercise of warrants convertible into Common Stock existing as of the date hereof), (B) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its equity interests or other securities, (C) split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or make any other change to its capital structure (other than in connection with any exercise of warrants convertible into Common Stock existing as of the date hereof) or (D) purchase, redeem or otherwise acquire any Common Stock or any other security of the Company or any right, warrant or option to acquire any such equity interest or other security;

(ii)	(A) make any sale, lease to any other Person, license to any other Person or other disposition of any asset (other than (x) sale, lease or license or other disposition with respect to assets with a value of less than $1,000,000 in the aggregate, or (y) otherwise in its Ordinary Course of Business), (B) make any capital expenditure or purchase or otherwise acquire any asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $1,000,000 (individually or in the aggregate)), license any material intangible asset from any other Person (other than non-exclusive licenses in its Ordinary Course of Business), lease any real property from any other Person or lease any tangible personal property from any other Person (other than leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $1,000,000 (individually or in the aggregate) annually), (C) acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, or (D) adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(iii)	grant or have come into existence any Encumbrance on any material asset of the Company, other than any Permitted Encumbrance;

(iv)	(A) become a guarantor with respect to any obligation of any other Person, (B) assume or otherwise become obligated for any obligation of any other Person for borrowed money, or (C) agree to maintain the financial condition of any other Person;

(v)	(A) incur any Indebtedness for borrowed money, (B) make any loan, advance or capital contribution to, or investment in the equity or debt securities of, any other Person or (C) make or pledge to make any charitable or other capital contribution;

(vi)	(A) enter into any Contract that if entered prior to the date hereof would be a Major Contract, or amend or terminate any Major Contract in any respect that is material and adverse to the Company, or (B) waive, release or assign any material right or claim under any Contract, other than, in each case of (A) and (B), any termination or renewal in accordance with the terms of any existing Major Contract that occurs automatically without any action by the Company, as may be reasonably necessary to comply with the terms of this Agreement, or as a result of the transactions contemplated by this Agreement and the Other SPAs (whether individually or in the aggregate);

(vii)	(A) fail to prepare and file all material Tax Returns with respect to the Company that are required to be filed before Closing or timely pay any Taxes when due and payable, (B) file any amended Tax Return, (C) make, change or revoke any material election with respect to Taxes, (D) settle or compromise any material Tax Liability, (E) enter into any Tax sharing, closing or similar agreement (other than any customary commercial contract entered into the Ordinary Course of Business, the principal purpose of which does not relate to Taxes), (F) surrender any right to claim a material refund of Taxes, (G) waive any statute of limitations regarding any Tax, (H) agree to any extension of time regarding the assessment of any Tax deficiency, (I) request any Tax ruling or (J) incur any material Liability for Taxes outside the Ordinary Course of Business;

(viii)	(A) adopt or change (or make a request to any Tax authority to change) any accounting method or principle used by the Company in any material respect, except as required under GAAP or the Code or (B) change any annual accounting period;

(ix)	except for changes in its Ordinary Course of Business that, in the aggregate, do not result in a material increase of benefits or compensation expense to the Company relative to the level in effect before such changes and except as required by Applicable Law, (A) adopt, enter into, amend or terminate any Company Plan, (B) enter into or amend any employment arrangement or relationship with any new or existing employee that has the legal effect of any relationship other than at-will employment, (C) increase any compensation (base or variable opportunity) or benefits of any director, manager, officer, employee or independent contractor or pay any benefit to any director, officer, employee or independent contractor, other than as required pursuant to the terms and conditions of an existing Company Plan, as in effect on the date hereof, (D) grant any equity award to any director, officer, employee or independent contractor under any Company Plan (including the removal of any existing restriction in any Company Plan or award made thereunder), (E) enter into or materially amend any collective bargaining agreement or (F) take any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

(x)	amend or change, or authorize any amendment or change to, any of its Organizational Documents;

(xi)	except in its Ordinary Course of Business, (A) pay, discharge, settle or satisfy any material claim, obligation or other Liability or (B) otherwise waive, release, grant, assign, transfer, license or permit to lapse any material right; or

(xii)	enter into any Contract to do any of the foregoing actions set forth in this Section 6.3(a).

(b)            Notwithstanding anything herein to the contrary, nothing herein shall prevent the Company from taking any action (i) set forth in Section 6.3 of the Company Disclosure Letter or as expressly required or expressly permitted hereby or by the other Transaction Documents, (ii) as required by Applicable Law, (iii) as required to perform any legally binding obligations undertaken bona fide pursuant to any Contract entered into prior to the date of this Agreement, or (iv) reasonably undertaken by the Company in response to a material change in market conditions or a material change in the performance of the business of the Company, which change is reasonably attributable to the impact of the escalation of COVID-19 or the outbreak of any other pandemic or material public health event or any material political event or social disturbance; provided, that in case of the foregoing (iv), the Company shall inform Buyer in writing prior to taking any such action.

6.4            Further Assurances. If any further action is necessary or reasonably desirable to carry out any purpose of this Agreement, then each Party will use commercially reasonable efforts to take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent this Agreement otherwise allocates such expense or obligation to the other Party.

6.5            Confidentiality and Publicity.

(a)            Confidentiality Agreement. Subject to the other terms of this Section 6.5, the Confidentiality Agreement between Buyer and the Company, dated July 12, 2021 will remain in full force and effect pursuant to its terms up to Closing, and at Closing shall automatically terminate (and from and after Closing shall be of no further force or effect).

(b)            Publicity. Except as may be required to comply with Applicable Law, the rules of any stock exchange and the filing of periodic reports with the SEC or any other Governmental Authority, each Party will not, and each Party will cause each of its Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written consent of the other Parties (such consent not to be unreasonably withheld). Notwithstanding anything in this Agreement to the contrary, any Party may make any public release or announcement and make such filings as required by Applicable Law, rules of any stock exchange and the filing of periodic reports filed with the SEC or any other Governmental Authority; provided that such Party will (i) use reasonable efforts to advise the other Parties of such disclosure in advance of such disclosure to the extent it is reasonably practicable and (ii) consult with the other Parties with respect to the content of such disclosure.

(c)            Confidential Information of the Company; Confidential Communications. At all times after Closing, Seller will, and will cause its Affiliates to, keep confidential, not disclose and not use any confidential information of the Company that is known to Seller and its Affiliates as of the Closing, other than as reasonably required for the proper performance of post-Closing employment duties with Buyer Group Companies or in connection with a dispute between the Parties (but in such a dispute only to the extent reasonably necessary for Seller to conduct such dispute).

(d)            Certain Permitted Disclosures. Notwithstanding the foregoing, nothing in this Section 6.5 prohibits any of the following:

(i)	a Party or any of its Affiliates disclosing any information to the extent required under Applicable Law; provided, however, that if a Party or any of such Party’s Affiliates is so required to disclose any information that otherwise would be prohibited in the absence of this Section 6.5(d)(i), then (A) such Party first will provide to Buyer (with respect to Seller) or Seller (with respect to Buyer) prompt written notice thereof and cooperate (and cause such Affiliate to cooperate) with such other Party, to the extent such other Party reasonably and promptly requests, so that such other Party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement (subject, in each case, to legal requirements to the contrary) and (B) if such protective order or other remedy is not obtained, or if Buyer (with respect to its information) or Seller (with respect to its information) waives compliance with the terms of this Agreement, then such Party will (and will cause such Affiliate, as applicable, to) disclose only the portion of such information that is required to be so disclosed, and such Party will (and will cause such Affiliate, as applicable, to) use its commercially reasonable efforts, at the expense of such Party, to obtain reasonable assurance that confidential treatment will be given to such information; or

(ii)	a Party or any of its Affiliates making a statement or disclosure to (A) such Party’s (or any of its Affiliate’s) legal, accounting or financial advisers to the extent reasonably necessary for any such adviser to perform its legal, accounting or financial services, respectively, for such Party or such an Affiliate, including in connection with a dispute between the Parties (or such Affiliate), or (B) any lender or investor or prospective lender or investor of such Party (or such Affiliate) to the extent reasonably required as part of such lending or investing relationship; provided, however, that such Party will cause each Person to whom such statement or disclosure is made under this Section 6.5(d)(ii) to keep confidential and not disclose to any other Person any information in such statement or disclosure and will be responsible for any breach of confidentiality by such Person unless such Person has entered into a confidentiality agreement directly with the other Parties other than the disclosing Party.

6.6            Certain Tax Matters.

(a)            Tax-Sharing Agreements. The Company will terminate all Tax-sharing agreements and similar arrangements (other than any customary commercial contract entered into in the Ordinary Course of Business, the principal purpose of which does not relate to Taxes), formal or informal, express or implied, with respect to the Company before or as of the Closing Date and Buyer will have no Liability thereunder for any and all amounts due in respect of periods prior to the Closing.

(b)            Cooperation. The Parties will, and will each cause their Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns, determining Liability for Taxes, any audit or other proceeding with respect to Taxes and the exercise of their rights and obligations under this Section 6.6. The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Party.

6.7            Releases. Effective upon Closing, Seller, on behalf of it and its Affiliates, and Seller’s and each such Affiliate’s successors and assigns, hereby irrevocably and unconditionally waives, releases and forever discharges the Company and its directors, governors, managers, officers, employees, owners, successors and assigns from any and all rights, claims, debts, causes of action, Proceedings, obligations, Losses and other Liabilities of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, including for direct, indirect, compensatory, special, incidental or punitive damages, equitable relief or otherwise, and whether arising in Applicable Law, in equity or otherwise, based upon facts, circumstances, acts or omissions existing or occurring at or prior to Closing; provided, however, that the foregoing release in this Section 6.7 does not release any of the following items: (a) accrued but unpaid compensation for employment services for the current pay period, or reimbursement of employment-related expenses pursuant to the Company’s policies; (b) vested non-cash benefits under the express terms of any Company Plan; or (c) claims of Seller against Buyer for any breach by Buyer of this Agreement.

6.8            No Shop.

(a)            Subject to Section 6.8(b), from the date hereof until the Closing Date,

(i)	Seller will not, and Seller will cause each Affiliate and other representative or agent of Seller not to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any Person (other than Buyer or any Person on Buyer’s behalf) regarding any acquisition of the Company’s equity interests held by Seller. Seller will, and will cause each Affiliate and other representative or agent of Seller to immediately terminate all such discussions or negotiations that may be in progress on the date hereof; and

(ii)	the Company will not, and the Company will cause each representative or agent of the Company not to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any Person (other than Buyer or any Person on Buyer’s behalf) regarding any acquisition of the Company’s equity interests, assets or business, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise). The Company will, and will cause each representative or agent of the Company to immediately terminate all such discussions or negotiations that may be in progress on the date hereof.

(b)            Notwithstanding Section 6.8(a), Seller, the Company and their respective Affiliates, representatives and agents shall be permitted to solicit inquiries from, furnish information to, and participate in discussion or negotiation with, any other shareholder of the Company or such shareholder’s Affiliates, in each case in connection with the transactions contemplated hereby or by the other Transaction Documents or as may be required under the Existing Stockholder Agreement, the Organizational Documents of the Company or Applicable Laws.

6.9            Certain Actions by Buyer.

(a)            Effective as of the Closing Date, Buyer shall assume the Company 2016 Stock Option Plan (the “Replacement Option Plan”) and the Assumed Options shall remain subject to such Replacement Option Plan, as amended to replace the shares of Class B Common Stock with Buyer Ordinary Shares. As soon as practicable after the Closing Date, Buyer shall file an effective registration statement on Form S-8 with respect to the Buyer Ordinary Shares issuable under the Replacement Option Plan.

(b)            Buyer agrees that, from and after the Closing, Seller (and its permitted assignees) shall be entitled to the rights as set forth in Schedule 5 hereto.

Article 7

CLOSING; CLOSING DELIVERIES; TERMINATION

7.1            Closing. Subject to any earlier termination hereof, closing of the transactions contemplated herein (“Closing”) will take place remotely via electronic exchange of required Closing documentation on or before the tenth Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate such transactions (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or such other date or time as Buyer and Seller mutually determine (the actual date Closing occurs being the “Closing Date”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document.

7.2            Closing Deliveries by Seller. At Closing, Seller will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a)            assignment of the Sale Stock, dated the Closing Date and executed by Seller in a form suitable for transferring the Sale Stock to Buyer in the records of the Company, together with the stock certificate(s) representing such Sale Stock (if any);

(b)            a certified true copy of the duly executed resolutions of the board of directors of Seller and the Company authorizing Seller’s and the Company’s (as applicable) entry into and delivery of, and performance of its obligations under, the Transaction Documents to which Seller or the Company (as applicable) is a party; and

(c)            a duly and properly executed IRS Form W-8 from Seller, together with any required notice to the IRS, in form and substance reasonably satisfactory to Buyer.

7.3            Closing Deliveries by Buyer. At Closing, Buyer will deliver, or cause to be delivered, a copy of the register of members of Buyer duly certified by an authorized director or officer of Buyer, dated as of the Closing Date, evidencing that the Closing Equity Consideration has been issued pursuant to Section 2.2.

7.4            Termination of Agreement. This Agreement may be terminated before Closing as follows:

(a)            by mutual written consent of Buyer and Seller;

(b)            by either Buyer or Seller, if Closing has not occurred on or before the sixtieth (60th) day after the date of this Agreement (the “Outside Date”);

(c)            by Buyer, if there has been a breach by Seller or the Company of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in any condition in Section 8.1 not being satisfied and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) fifteen days after the receipt of notice thereof by Buyer to Seller, and (ii) three (3) Business Days before the Outside Date; or

(d)            by Seller, if there has been a breach by Buyer of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in any condition in Section 8.2 not being satisfied and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) fifteen days after the receipt of notice thereof by Seller to Buyer, and (ii) three (3) Business Days before the Outside Date.

A termination of this Agreement under any of the preceding Sections 7.4(b) through 7.4(d) will be effective one Business Day after the Party seeking termination gives to the other Party written notice of such termination. Notwithstanding any term in this Section 7.4, neither Buyer nor Seller will have the right to terminate this Agreement (except by mutual written consent pursuant to Section 7.4(a)) if the failure for the Closing to occur on or prior to the Outside Date or the failure to satisfy any condition to Closing or consummate the transactions contemplated herein resulted in any material respect from the breach by Buyer (if Buyer is the Party seeking to terminate this Agreement) or by Seller or the Company (if Seller is the Party seeking to terminate this Agreement) of any of its representations, warranties, covenants or agreements herein.

7.5            Effect of Termination. If this Agreement is terminated pursuant to Section 7.4, then this Agreement will be of no further force or effect, except for the terms of Section 6.5 (entitled, “Confidentiality and Publicity”), Section 10.2 (entitled, “Expenses”), Section 10.5 (entitled, “Governing Law, Jurisdiction, Venue”), and this Section 7.5. Upon any termination pursuant to Section 7.4, no Party will have any further obligation or other Liability hereunder, except pursuant to a Section listed in the immediately preceding sentence, or for any Party’s pre-termination fraud, intentional misrepresentation, criminal violation, or intentional breach. Notwithstanding any provision herein or in any other Transaction Document to the contrary, (a) the right to terminate this Agreement pursuant to Section 7.4 and, prior to the termination of this Agreement, the right to seek specific performance of this Agreement pursuant to the terms of Section 10.10 shall be the sole and exclusive remedy of Buyer against Seller, the Company and their respective former, current or future representatives, stockholders or Affiliates arising out of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby, and neither Seller nor the Company or any of their respective former, current or future representatives, stockholders or Affiliates shall have any further Liability relating to, arising out of or with respect to this Agreement, any Transaction Document or any transaction contemplated hereunder or thereunder, and (b) the right to terminate this Agreement pursuant to Section 7.4, and prior to the termination of this Agreement, the right to seek specific performance of this Agreement pursuant to the terms of  Section 10.10 shall be the sole and exclusive remedy of Seller and the Company against Buyer and any of its former, current or future representatives, stockholders or Affiliates arising out of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby, and neither Buyer nor any of its former, current or future representatives, stockholders or Affiliates shall have any further Liability relating to, arising out of or with respect to this Agreement, any Transaction Document or any transaction contemplated hereunder or thereunder, in each case of (a) and (b), except for Liability for any Party’s pre-termination fraud, intentional misrepresentation, criminal violation, or intentional breach.

Article 8

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1            Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the Closing is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

(a)            Accuracy of Representations and Warranties. Each representation and warranty of the Company and Seller in Schedule 2 and Schedule 3 will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all respects as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), except where the failure to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of the Company or Seller; provided, however, that each representation and warranty of the Company in Sections 1, 2 and 3 of Schedule 2 and of Seller in Sections 1, 2 and 3 of Schedule 3 will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all but de minimis respects as of the Closing Date as if made on the Closing Date. Solely for purposes of this Section 8.1(a), any representation or warranty of the Company or Seller in Schedule 2 and Schedule 3 (other than representations and warranties of the Company in Sections 1, 2 and 3 of Schedule 2 and of Seller in Sections 1, 2 and 3 of Schedule 3) that is qualified by any Materiality Qualifier will be read as if each such Materiality Qualifier were not present.

(b)            Observance and Performance. The Company and Seller will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by the Company or Seller on or before the Closing Date.

(c)            Officer’s Certificates. Seller will have delivered to Buyer a certificate duly executed by an authorized officer of Seller, and the Company will have delivered to Buyer a certificate duly executed by an authorized officer of the Company, each dated the Closing Date and certifying as to the items concerning Seller or the Company, respectively and as applicable, as set forth in Sections 8.1(a) and 8.1(b) in a form reasonably satisfactory to Buyer.

(d)            Waivers. (i) Any rights of first refusal or co-sale rights or transfer restrictions in connection with the acquisition of the Sale Stock from Seller, including under the Existing Stockholder Agreement, shall have been waived and not modified or revoked; and (ii) the board of directors of the Company will have irrevocably resolved in writing that the proposed transactions contemplated hereunder and under the Other SPAs shall not constitute a “Liquidation Event” for the purposes of the Warrant.

(e)            Employment Agreements. Neither Simrit Parmar nor Jackie Leong will have repudiated his or her employment agreement with Buyer and/or the Company, and Tara Sadeghi shall not have terminated her employment with the Company (other than due to death or disability).

(f)            Assignment of Domain Names. Simrit Parmar will have assigned the domain names cellenkosinc.com and cellenkostherapeutics.com to the Company.

(g)            No Legal Actions. There will not be any Applicable Law or Order that restrains, prohibits, enjoins or otherwise inhibits (whether temporarily, preliminarily or permanently) consummation of any transaction contemplated herein that has been enacted, issued, promulgated or entered into after the date hereof.

(h)            No Material Adverse Effect with Respect to the Company. Since the date hereof, there shall not have occurred any event or condition that has had a Material Adverse Effect with respect to the Company and is continuing.

8.2            Conditions to Obligation of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Seller, in Seller’s sole discretion:

(a)            Accuracy of Representations and Warranties. Each representation and warranty of Buyer in Schedule 4 will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all respects as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), except where the failure to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of Buyer; provided, however, that each representation and warranty of Buyer in Sections 1, 3, 4 and 6 of Schedule 4 will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all but de minimis respects as of the Closing Date as if made on the Closing Date. Solely for purposes of this Section 8.2(a), any representation or warranty of Buyer in Schedule 4 (other than representations and warranties of Buyer in Sections 1, 3, 4 and 6 of Schedule 4) that is qualified by any Materiality Qualifier will be read as if each such Materiality Qualifier were not present.

(b)            Observance and Performance. Buyer will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.

(c)            Officer’s Certificate. Buyer will have delivered to Seller a certificate duly executed by an authorized officer of Buyer and an authorized officer of Buyer, dated the Closing Date, certifying the items in Sections 8.2(a) and 8.2(b) in a form reasonably satisfactory to Seller.

(d)            No Legal Actions. There will not be any Applicable Law or Order that restrains, prohibits, enjoins or otherwise inhibits (whether temporarily, preliminarily or permanently) consummation of any transaction contemplated herein that has been enacted, issued, promulgated or entered into after the date hereof.

(e)            No Material Adverse Effect with Respect to Buyer. Since the date hereof, there shall not have occurred any event or condition that has had a Material Adverse Effect with respect to Buyer and is continuing.

Article 9

NON-SURVIVAL

9.1            Non-Survival.

(a)            Representations and Warranties. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, nothing in this Agreement shall limit any Liability or recourse after the Closing against any Party for fraud or willful misrepresentation by such Party in connection with the making of the representations and warranties by such Party as contained in Schedule 2 (in the case of the Company), Schedule 3 (in the case of Seller), or Schedule 4 (in the case of Buyer).

(b)            Covenants and Agreements. None of the covenants and agreements contained herein or in any certificate or instrument delivered pursuant to this Agreement that are required to be performed or complied with prior to the Closing shall survive the Closing. Covenants and agreements contained herein or in any certificate or instrument delivered pursuant to this Agreement that are required to be performed or complied with by any Party after the Closing shall survive until all Liability relating thereto being barred by all applicable statutes of limitations, subject to any applicable limitation stated herein. Notwithstanding the foregoing, nothing in this Agreement shall limit any Liability or recourse after the Closing against any Party for willful breach by such Party of any such covenant or agreement or such Party’s fraud.

Article 10

CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

10.1            Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by nationally recognized overnight delivery service for next Business Day delivery, or (c) sent by email (with a copy sent the same day by nationally recognized overnight delivery service for next Business Day delivery), in each case as follows:

(1) if to Seller, to: Attention: Email:	with a copy to (which shall not constitute notice): Attention: Email:

(2) if to Buyer, to:

Attention: Albert Chen

Address: No.4 Yong Chang North Road

Beijing Economic Technological Development Area, Beijing, China

100176

Tel: +86 10 6786 0848

Email: albert.chen@globalcordbloodcorp.com

with a copy to (which shall not constitute notice):

Attention: Denise Shiu

Address: Cleary Gottlieb Steen & Hamilton LLP, 45th Floor, Fortune Financial Center, 5 Dong San Huan Zhong Lu, Chaoyang District, Beijing

Tel: + 86 10 5920 1080

Email: dshiu@cgsh.com

(3) if to the Company, to Attention: Dr. Simrit Parmar, MD, MSCI Cellenkos Inc. 5416 Chaucer Drive, Houston, TX 77005 Email: simrit.parmar@cellenkosinc.com with a copy to (which shall not constitute notice):

Attention: Yang Wang

Simpson Thacher & Bartlett LLP

Address: 3901 China World Tower

1 Jianguomenwai Avenue

Beijing, 100004, China

Email: Yang.Wang@stblaw.com

Such notices or communications will be deemed given (A) if so delivered by hand, when delivered, (B) if so sent by overnight delivery service, one Business Day after delivery to such service, or (C) if so sent by email (with overnight delivery service as required above), the day such email was sent. Buyer or Seller may change its address to which such notices and other communications are to be given by giving the other Party notice in the foregoing manner.

10.2            Expenses. Except as is expressly stated otherwise herein, each Party will bear and pay when due its own costs and expenses incurred in connection with the transactions contemplated herein.

10.3            Interpretation; Construction. In this Agreement: (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified; (e) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any and/or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item; (h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other similar attachment thereto; (i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement; (j) all dollar amounts are expressed in United States dollars and will be paid in United States currency; (k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; (m) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; and (n) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents, and each Party and, if applicable, each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof or other position or concession will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

10.4            Parties in Interest; Third-Party Beneficiaries. Except as otherwise expressly stated in this Agreement, there is no third party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person, except for the Parties and their respective permitted successors and assigns.

10.5            Governing Law, Jurisdiction, Venue. This Agreement will be construed and enforced in accordance with the substantive laws of the State of New York without reference to principles of conflicts of law. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any dispute regarding its validity or termination, or the performance or breach thereof, as well as any non-contractual obligation arising out of or in connection with it, shall be determined by arbitration administered by the Singapore International Arbitration Center (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Section 10.5. All disputes shall be heard by a panel of three arbitrators. If there are two parties to a dispute, each party shall nominate one arbitrator. If there are more than two parties to a dispute, Buyer shall nominate one arbitrator, and Company and Seller shall jointly (or, to the extent only one of the two is party to the dispute, then such party shall) nominate one arbitrator. A third arbitrator shall be nominated by the party-appointed arbitrators (or in the absence of agreement, the third arbitrator shall be appointed by the SIAC). The place of arbitration shall be in Singapore at the SIAC. The language of the arbitration shall be English. The award rendered by the SIAC shall be final and conclusive and binding upon the parties and can be entered in any court having competent jurisdiction. The parties waive irrevocably any rights to any form of appeal, review or recourse to any state or other judicial authority, insofar as such waiver may validly be made.

10.6            Entire Agreement; Amendment; Waiver. This Agreement, including the Exhibits and Schedules, constitutes the entire agreement between the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant or agreement of any Party regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party affected thereby (except as contemplated in Section 10.8). Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

10.7            Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of the other Party (which consent will not be unreasonably withheld), except as expressly provided herein otherwise or an assignment or transfer of this Agreement or any right hereunder or delegation of any obligation hereunder by Buyer to a Person that does all of the following: (x) acquires or otherwise succeeds to all or substantially all of Buyer’s business and assets; (y) assumes all of Buyer’s obligations hereunder or Buyer’s obligations hereunder that arise after such assignment, delegation or transfer; and (z) agrees to perform or cause performance of all such assumed obligations when due; provided, that no such assignment, delegation or transfer will relieve Buyer of any obligation hereunder. Any purported assignment, delegation or other transfer not permitted by this Section is void.

10.8            Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

10.9            Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.10            Specific Performance. The Parties acknowledge and agree that the rights of each Party to consummate the transactions contemplated under this Agreement are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right to enforce its rights and the other Party’s obligations hereunder by an Action or Actions for specific performance and/or injunctive relief (without posting of bond or other security), including any Order sought by such non-breaching Party to cause the other Party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each Party further agrees that the only permitted objection that it may raise in response to any Action for any such equitable relief is that it contests the existence of a breach or Threatened breach of this Agreement giving rise to such Action.

Article 11

CERTAIN DEFINITIONS

“Accounts Receivable” is defined in Section 4(d) of Schedule 2.

“Action” means any action, litigation, lawsuit, arbitration, appeal, audit, petition, inquiry, investigation, mediation or other proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.

“Agreement” is defined in the first paragraph of this Agreement.

“Annual Financial Statements” is defined in Section 4(a)(i) of Schedule 2.

“Anti-Corruption Laws” means laws or regulations relating to anti-bribery or anti-corruption that apply to the business and dealings of any Buyer Group Company including, without limitation, the Criminal Law and the Anti-Unfair Competition Law of the People’s Republic of China, the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act, in each case as amended from time to time.

“Anti-Money Laundering Laws” means any anti-money laundering-related laws and codes of practice that apply to the business and dealings of any Buyer Group Company, including, without limitation and as applicable: (i) the Anti-Money Laundering Law of the People’s Republic of China; (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, and (iii) the USA PATRIOT Act, in each case as amended from time to time.

“Applicable Law” means any applicable federal, state, provincial, local, municipal, foreign, international, multinational or administrative Order, constitution, ordinance, principle of common law, rule, regulation, law, statute or treaty (in each case as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including rules and regulations promulgated thereunder).

“Assumed Option” is defined in Section 2.3(a)(ii).

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Delaware, the State of Texas, the Cayman Islands, Hong Kong or the PRC are generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Board” means the board of directors of Buyer.

“Buyer Group Companies” means, collectively, Buyer and its Subsidiaries, and “Buyer Group Company” means any of them.

“Buyer Major Contracts” is defined in Section 10 of Schedule 4.

“Buyer Ordinary Shares” means Ordinary Shares of Buyer.

“Buyer SEC Documents” is defined in Section 7(a) of Schedule 4.

“CARES Act” means the Coronavirus Aid, Relief, and. Economic Security Act.

“Class A Common Stock” means the voting Class A Common Stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Class B Common Stock” means the non-voting Class B Common Stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Closing” is defined in Section 7.1.

“Closing Date” is defined in Section 7.1.

“Closing Equity Consideration” is stated in Schedule 1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the means, collectively: (a) the Class A Common Stock; (b) the Class B Common Stock; and (c) any other class of common stock of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company” is defined in the first paragraph of this Agreement.

“Company 2016 Stock Option Plan” means the Cellenkos, Inc. 2016 Stock Option/ Stock Issuance Plan, effective June 28, 2016, as amended.

“Company Disclosure Letter” means the written disclosure letter delivered by the Company and Seller to Buyer in connection with the execution and delivery of this Agreement.

“Company Intellectual Property” means the Intellectual Property owned by the Company, including the Intellectual Property set forth in Section 12(a) of the Company Disclosure Letter.

“Company Option” means an option to acquire a share of Class B Common Stock granted pursuant to the Company 2016 Stock Option Plan.

“Company Organizational Documents” is defined in Section 1 of Schedule 2.

“Company Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (ii) stock option, stock appreciation rights, stock purchase, phantom stock or other equity or equity-based plan, program, policy, contract, agreement or other arrangement or (iii) other benefit or compensation plan, policy, program, arrangement, contract, or agreement (including, without limitation, any pension, retirement, or savings plan; employment or individual consulting arrangement; collective bargaining or union arrangement; executive compensation plan bonus, retention, compensation, incentive compensation, change in control, commissions, nonqualified or deferred compensation or profit-sharing plan; or arrangement regarding any severance, termination, vacation, holiday, sick leave fringe benefit, health or welfare, post-termination or post-employment welfare, educational assistance, pre-Tax premium or flexible spending account plan or life insurance), in each case that is sponsored, maintained or contributed or required to be contributed to by the Company, or under or with respect to which the Company has any current liability or obligation.

“Company Related Party Transaction” means any agreement, Indebtedness, guarantee, payables, receivables and arrangements between (a) the Company, on the one hand, and (b) any of the Company Related Persons, on the other hand, excluding (i) any employment agreement and any agreement in connection with grant of equity awards under the Company’s equity incentive plan, and (ii) any agreements that were entered into on an arms-length basis and the performance thereof has been completed or will be completed no later than the Closing.

“Company Related Person” means any (a) Affiliate of the Company, (b) manager or officer (or person in a similar role) or senior management-level employee of the Company or Seller or of any Affiliate of the Company, (c) member of the immediate family or legal dependent of any such director, officer, senior management-level employee, or (d) trust, of which any of the foregoing Persons is a beneficiary or trustee.

“Computer System” means any of, or any combination of, (i) computer hardware, including computer systems, servers, network equipment, telecommunications devices (including voice, data or video networks) and peripheral devices, (ii) data and databases, and (iii) software, in each case of the foregoing clauses (i) through (iii), that are used in the operation of the businesses of the Company.

“Consent” means any approval, authorization or consent by, ratification, waiver or declaration of, filing or registration with, or notification to, any Person.

“Contract” means any contract, agreement, purchase order, warranty or guarantee, guaranty, license, sublicense, use agreement, lease (whether for real estate, a capital or financing lease, an operating lease or other), mortgage, deed, note or other instrument, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Contributor” is defined in Section 12(h) of Schedule 2.

“COVID-19 Law” means any law, Order, mandate, proclamation, or ruling in connection with, in response to, or intended to address the consequences of (a) SARS-CoV-2 or the coronavirus or related illnesses commonly referred to as COVID-19, and (b) any mutations or variants thereof, and any associated viruses or pathogens.

“Encumbrance” means any mortgage, claim, pledge, hypothecation, security interest, charge, lien, restriction, infringement, interference, option, right of first refusal or other right to purchase or otherwise obtain, title defect or similar effect on title, reservation, equity, ownership, participation or governance right, or other encumbrance whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally, and any principles governing the availability of equitable remedies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (if any) Person, trade or business (whether or not incorporated) that at any time before Closing is under common control with the Company pursuant to section 414 of the Code or section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Stockholder Agreement” means the Third Amended and Restated Stockholders Agreement, effective as of October 14, 2021, by and among the Company, Simrit Parmar and certain of the Company’s stockholders named thereto, as may be modified, amended and/or supplemented from time to time.

“FFCRA” means the Families First Coronavirus Response Act.

“Financial Statements” is defined in Section 4(a)(ii) of Schedule 2.

“GAAP” means generally accepted United States accounting principles, consistently applied.

“Governmental Authority” means any: (a) nation, state, county, city, district or similar jurisdiction of any nature; (b) government; (c) governmental or quasi-governmental authority (including any agency, branch, commission, bureau, instrumentality, department, official, court or tribunal); (d) public international organization or body (e.g., the United Nations or the World Bank); (e) securities exchange, or (f) body or other Person entitled to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Government Entity” means any Governmental Authority or any Person owned or controlled by any such Governmental Authority.

“Government Officials” means any officers, employees and other persons working in an official capacity on behalf of any (i) Government Entity; (ii) political party, and (iii) candidate for government or political office.

“HKIAC” is defined in Section 10.5.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes).

“Indebtedness” means, with respect to any Person, as of any particular time, without duplication, (a) any Liability of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, and any prepayment premiums, penalties and any other fees and expenses required to satisfy such indebtedness, (b) any Liability of such Person evidenced by bonds, debentures, notes or similar instruments, (c) any Liability of such Person under conditional sale or other title retention agreements, (d) Liability of such Person issued or assumed as the deferred purchase price of property or services, (e) any capitalized lease or financing lease (including any financing on any vehicle) Liability of such Person, (f) any Liability of others secured by any lien on property or assets owned or acquired by such Person, whether or not the Liability secured thereby have been assumed, (g) any Liability of such Person under interest rate or currency swap transactions, (h) any letters of credit issued for the account of such Person, (i) any Liability of such Person to purchase securities (or other property) that arise out of or in connection with the sale of the same or substantially similar securities or property, (j) any forgiveness of any Liability that remains subject to any condition or obligation, including any Tax increment financing, economic incentive or similar item, (k) any amounts borrowed by such Person pursuant to any COVID-19 Law, including the CARES Act (including the Paycheck Protection Program), FFCRA and any executive order, regardless of whether such amount is subject to forgiveness, that remain outstanding as of the Closing Date, and (l) any accrued interest or penalties on any of the foregoing.

“Individual” means (a) an individual, (b) an entity treated as an individual for purposes of Section 542(a)(2) of the Code or (c) an entity disregarded from its owner, for U.S. federal Income Tax purposes, whose owner is described in (a) or (b).

“Insurance Policy” is defined in Section 14(a) of Schedule 2.

“Intellectual Property” means all intellectual property or similar proprietary rights protected, created or arising under the laws of any jurisdiction or under any international convention, whether registered or unregistered, including all rights in or to (a) patents and patent applications, and any and all continuations, continuations-in-part, divisionals, renewals, provisionals, substitutions, extensions, reexaminations and reissues, and all inventions, invention disclosures, discoveries, improvements, methods and processes, whether or not patentable, (b) trademarks, service marks, trade names, business names, logos, trade dress, get-up, Internet domain names, and all other similar rights or identifiers of source or origin in any part of the world, including any registrations, applications and renewals thereof, and all goodwill associated with the foregoing, (c) copyrights and works of authorship in any medium, including copyrights in software, as well as moral rights and rights equivalent thereto, (d), trade secrets and rights in all other confidential or proprietary information, including know-how, inventions, algorithms, logic, operating conditions and procedures, proprietary formulae, methods, techniques, compositions, specifications, drawings, models and methodologies, business, technical, engineering, manufacturing and other non-public, confidential or proprietary information and other similar proprietary rights (collectively, “Trade Secrets”), (e) software, firmware and computer programs and applications, including data files, plugins, libraries, subroutines, tools and APIs, in each case of the foregoing whether in source code, executable or object code form, and software-related documentation, including user manuals, specifications, and other documentation related thereto, (f) databases (or other collections of information or data) and (g) designs, in each case of (a) through (c) above, including registrations of, applications for registration of, and renewals and extensions of any of the foregoing.

“Interim Balance Sheet” is defined in Section 4(a)(ii) of Schedule 2.

“Interim Balance Sheet Date” is defined in Section 4(a)(ii) of Schedule 2.

“Interim Financial Statements” is defined in Section 4(a)(ii) of Schedule 2.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to an individual, the actual knowledge of such individual and what such individual reasonably should have known after a reasonable investigation; and (b) with respect to a Person other than an individual, the actual knowledge of any individual who is serving as a trustee or director or officer (or similar executive) of such Person and what any such individual reasonably should have known after a reasonable investigation.

“Leased Real Property” is defined in Section 11(a) of Schedule 2.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lock-up Letter” is defined in the Recitals.

“Loss” means any loss, damage, Liability, deficiency, Action, judgment, interest, award, Tax, penalty, fine, out-of-pocket cost or expense of whatever kind, including reasonable out-of-pocket attorneys’, accountants and other experts’ fees, collection costs, investigation costs, any amount paid in connection with any assessment, judgment or settlement and the out-of-pocket cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Major Contract” is defined in Section 8(a) of Schedule 2.

“Material Adverse Effect” means,

(i) with respect to any Person that is Buyer or the Company, any incident, condition, change, effect or circumstance that, individually or when taken together with any other incident, condition, change, effect or circumstance in the aggregate: (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties or results of operations of such Person and its Subsidiaries, taken as a whole or any of them taken individually (other than (1) changes in economic, regulatory or political conditions generally in the United States, China or anywhere else in the world; (2) conditions generally affecting any of the industries in which any of the businesses of such Person participate; (3) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (4) acts of war (whether or not declared), changes in geopolitical conditions, the commencement, continuation or escalation of a war, armed hostilities or terrorism, earthquakes, pandemics (including without limitation COVID-19 and its variants), tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, or the escalation or worsening thereof; (5) any changes in Applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (6) any action required by this Agreement or any action taken (omitted to be taken) with the written consent of or at the written request of Buyer (in the case of the Company) or Seller (in the case of Buyer) and any incident, condition, change, effect or circumstance directly attributable to the negotiation, execution or announcement of this Agreement and the transactions contemplated herein, including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of Applicable Law), and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, licensor, licensee, sub-licensee, shareholder, joint venture partner or similar relationship directly resulting therefrom; or (7) any failure by such Person to meet any internal or published projections, estimates or expectations of its revenue, earnings or other financial performance or results of operations or development milestones or targets (including without limitation success of clinical trials and/or obtaining of regulatory approvals) for any period; provided, that with respect to such clauses (1) through (5), such changes or conditions do not have a materially disproportionate effect with respect to such Person and its Subsidiaries (relative to other participants in such industries)); or (b) materially and adversely affects the ability of such Person to consummate the transactions contemplated herein; and

(ii) with respect to any Person that is Seller or Buyer, any incident, condition, change, effect or circumstance that, individually or when taken together with any other incident, condition, change, effect or circumstance in the aggregate materially and adversely affects the ability of such Person to consummate the transactions contemplated herein.

“Materiality Qualifier” means a qualification to a representation, warranty or certification by any materiality limitation or qualification, including use of the term “material,” “materially,” “in all material respects” or “Material Adverse Effect” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect.

“Multiemployer Plan” has the meaning given in section 3(37) of ERISA.

“NYSE” is defined in Section 7(b) of Schedule 4.

“Open Source Software” means any software that is licensed, distributed or conveyed subject to any “open source,” “copyleft,” “free software” or other similar types of license that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated or integrated with or with which such software is combined or distributed or that is derived from or linked with such software, (i) be disclosed or distributed in source code form, (ii) be licensed, distributed or conveyed at no charge or (iii) be licensed, distributed or conveyed under some or all of the terms of such Contract, including any software licensed or distributed under the following: (A) the GNU General Public License (GPL), Lesser GPL, and Library GPL (LGPL), or Affero General Public License (AGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Standards License (SISL); (G) the BSD License; (H) the Apache License, (I) Berkeley Software Distribution license, (J) Open Source Initiative license, (K) Microsoft Shared Source license, (L) Public Domain license, (M) Common Public license, and (N) any license listed at www.opensource.org/licenses.

“Order” means any order, writ, injunction, award, decree, judgment or determination of or from, or Contract with, any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).

“Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of normal day-to-day operations of such Person, consistent with such Person’s past practice.

“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable), the by-laws or similar governing document of such Person; (b) any limited liability company agreement, member control agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; or (d) any Contract regarding the governance of such Person or the relations or actions among any of its equity holders with respect to such Person.

“Other SPAs” is defined in the Recitals.

“Outside Date” is defined in Section 7.4(b).

“Party” means Seller, Buyer and the Company.

“Paycheck Protection Program” means the Paycheck Protection Program under the CARES Act.

“Permit” means any license, permit, registration or similar authorization from a Governmental Authority.

“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or being contested in good faith by appropriate proceedings, for which adequate reserves have been established on the Annual Financial Statements in accordance with GAAP; (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue or the validity of which is being contested in good faith by appropriate proceedings; (c) zoning regulations, permits and licenses; (d) with respect to real property, non-monetary liens or other minor imperfections of title; (e) rights of parties in possession; (f) ordinary course, non-exclusive licenses of Intellectual Property; (g) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (h) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business of the applicable Person.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Authority.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information,” “personal data,” or “PII”) provided by Applicable Law, data that identifies, relates to, describes, or is reasonably capable of being associated with an individual person or household, including, to the extent governed by Applicable Law, name, address, email address, photograph, Internet Protocol (IP) address, unique device identifier, unique personal identifier, online identifier, social security number, driver’s license number, passport number, insurance policy number, education, employment, employment history, bank account number, credit or debit card number, or other financial information, medical information, health insurance information and any other similar information.

“Plan Sponsor” has the meaning given in section 3(16)(B) of ERISA.

“PRC” means the People’s Republic of China.

“Privacy Laws” means all Applicable Laws relating to the Processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including the EU General Data Protection Regulation (EU) 2016/679 and all national implementing laws of individual EU Member States, Section 5 of the Federal Trade Commission Act, Children’s Online Privacy Protection Act, the CAN-SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, California Consumer Privacy Act of 2018 and the California Consumer Privacy Act Regulations, and all other Applicable Laws relating to data protection, information security, cybersecurity and data breach notification in any applicable jurisdictions.

“Privacy Obligations” is defined in Section 18(a) of Schedule 2.

“Proceeding” means any action, arbitration, audit, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (including if civil, criminal or administrative).

“Processing” is defined in Section 18(a) of Schedule 2.

“Prorated Adjustment” is defined in Section 2.3(a)(ii).

“Real Property” is defined in Section 11(a) of Schedule 2.

“Real Property Lease” is defined in Section 11(a) of Schedule 2.

“Registered Intellectual Property” is defined in Section 12(a) of Schedule 2.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Replacement Option Plan” is defined in Section 6.9(a).

“Return” means any return, declaration, report, filing, claim for refund, information return, statement or other document (including any related or supporting information) with respect to any Tax, including any schedule or attachment thereto and any amendment thereof.

“Sanctioned Person” means a Person that is (i) subject to or the target of Sanctions (including any Person that is designated on the list of “Specially Designated Nationals and Blocked Persons” administered by the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) located in or organized under the laws of a country or territory which is the subject of country- or territory-wide Sanctions, or (iii) owned 50% (fifty percent) or more, or controlled, by any of the foregoing.

“Sanctions” means all trade, economic and financial sanctions laws, regulations and executive orders administered, enacted or enforced from time to time by (i) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. Department of Commerce and the U.S. Department of State), (ii) the United Nations, (iii) the European Union, (iv) the United Kingdom (including Her Majesty’s Treasury), (v) the People’s Republic of China, or (vi) any similar sanctions authorities.

“Sale Stock” is defined in the Recitals.

“SEC” is defined in Section 7(a) of Schedule 4.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the first paragraph of this Agreement.

“SIAC” is defined in Section 10.5.

“Subsidiary” of a Person means any other Person which is controlled by such Person and, for the avoidance of doubt, the Subsidiaries of a Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person and any Subsidiaries of such variable interest entity.

“Tax” means any federal, state, local or foreign income, gross receipts, net income, ad valorem, capital, gains, intangible, inventory, license, payroll, employment, excise, severance, documentary, stamp, recording, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, goods and services, transfer, registration, value added, alternative or add-on minimum, escheat, unclaimed property, estimated or other taxes, duties, levies, assessments and other governmental charges of any kind whatsoever, including any interest, fine, penalty or similar addition thereto (or in lieu thereof), whether disputed or not.

“Threatened” means, with respect to any matter, that a demand, notice or other communication has been made or given that such matter is being or will be, or that circumstances exist that would lead a reasonably prudent Person to conclude that such matter may be, asserted, commenced, taken or otherwise pursued (including if conditioned upon any event occurring or not occurring).

“Transaction Document” means this Agreement, the Lock-up Letter, and any other document expressly required to be executed or delivered by or on behalf of a Party to another Party pursuant to any of the foregoing.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar taxes, including all interest, additions, surcharges, fees or penalties related thereto, arising out of or incurred in connection with the transactions contemplated hereby.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S.” means the United States of America.

“US$” and “$” mean the lawful currency of the U.S.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local laws.

“Warrant” is defined in the Recitals.

“Warrant Assignment” is defined in Section 1.2.

* * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Stock Purchase Agreement effective as of the date first written above.

GLOBAL CORD BLOOD CORPORATION

/s/ Ting Zheng
Name: Ting Zheng
Title: CEO

CELLENKOS, INC.

/s/ Simrit Parmar
Name: Simrit Parmar
Title: Authorized Signatory

VYSERION LIMITED

/s/ O NA
Name: O NA
Title: Director

[Signature Page to Stock Purchase Agreement]

SCHEDULE 1

Particulars

Seller:	Vyserion Limited
Common Stock:	1,250,000 shares of Class A Common Stock
Closing Equity Consideration:	19,918,429 Buyer Ordinary Shares

Schedule 1